Exhibit 10.1
TRANSITION AGREEMENT AND RELEASE OF CLAIMS
This Transition Agreement and Release of Claims (the “Agreement”) is made by and between Paul Arling (“you”) and Universal Electronics, Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”), effective on the eighth day after you have executed this Agreement, provided the revocation period set forth in Section 23 below has expired without revocation (the “Effective Date”). You must sign and return this Agreement within twenty-one (21) days of the date of your receipt of this Agreement to be eligible for the severance benefits described below.
Recitals
A.    The Company and you are parties to an Executive Officer Employment Agreement dated April 23, 2003, as amended by that First Amendment to Executive Officer Employment Agreement dated October 21, 2005, as amended by that Second Amendment to Executive Officer Employment Agreement dated February 28, 2008, as amended by that Third Amendment to Executive Officer Employment Agreement dated December 26, 2024, as amended by that Fourth Amendment to Executive Officer Employment Agreement dated January 27, 2025, as amended by that Fifth Amendment to Executive Officer Employment Agreement dated February 27, 2025, as amended by that Sixth Amendment to Executive Officer Employment Agreement dated March 7, 2025, as amended by that Seventh Amendment to Executive Officer Employment Agreement dated as of even date herewith (collectively the “Executive Employment Agreement”).
B.     You have decided to retire from the Company, and the Company desires to provide you with severance benefits upon separation from employment, which the Parties agree shall be a separation “without cause” (as such term is defined in the Executive Employment Agreement and in the applicable Stock Incentive Plan as adopted by the Company), in exchange for the consideration set forth in this Agreement.
C.     The Company is willing to provide the within severance benefits only if you provide the Company with a release of claims as set forth in this Agreement, and a subsequent release of claims on your Separation Date, so that the Company is assured that the severance satisfies your expectations.
B.    In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
Agreement
1.Executive Employment Agreement. Your Executive Employment Agreement shall terminate on April 30, 2025, or on the date that the employment of a new Chief Executive Officer (CEO) of the Company commences, whichever date is earlier (with the understanding that the Company is not obligated to provide any further notice of non-renewal under the terms of the Executive Employment Agreement), but subject to the terms of the existing Executive

Employment Agreement, as amended, with the exception of the termination and severance provisions which shall be superseded and replaced by this Agreement.
2.Separation Date. The employment relationship between you and the Company shall terminate on April 30, 2025, or on the date that the employment of a new CEO of the Company commences, whichever date is earlier (the “Separation Date”). In the event that a new CEO commences employment before April 30, 2025, you agree that you will step down as CEO but will continue to be employed as a full-time non-executive employee by the Company and will be paid your current base salary and continue to receive all benefits of employment from the Effective Date through April 30, 2025 (the “Transition Period”). During the Transition Period, you will continue to work with the current management team to assist with transition of CEO responsibilities, customer relationships, and, if requested, strategic discussions about same and for so long as you remain the CEO during such Transition Period, you will continue to execute your duties as CEO in accordance with the terms of the Executive Employment Agreement, provided however, nothing contained in this Agreement shall constitute Good Reason (as such term is defined in the Executive Employment Agreement) under the Executive Employment Agreement.
3.Final Pay/Benefits. Regardless of whether the Separation Date occurs before April 30, 2025, the Company will pay you for all outstanding wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation/PTO (if applicable) and any similar payments due to you from the Company through April 30, 2025 (it being agreed and understood that reimbursable expenses incurred up to April 30, 2025 must be submitted for reimbursement no later than May 31, 2025). Any group health benefits you received through the Company will remain in place until the end of the month of April 2025, subject to COBRA continuation as set forth herein. Except as set forth in this Agreement, all other benefits of employment shall terminate on the Separation Date.
4.Severance Benefits
a.Severance. The Company agrees to pay you severance pay in the gross amount of $275,000.00, less applicable taxes and other withholdings (“Severance Pay”), to be paid in installment payments over three (3) months in accordance with the Company’s regular payroll schedule starting on the first payroll date following the date that the Supplemental Release (defined below) becomes effective, but no later than 60 days after the Separation Date. The first installment payment shall include all amounts (i.e., any additional reimbursable expenses) that would otherwise have been paid to you during the period beginning on the Separation Date and ending on the first payment date.
b.COBRA Payment. Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the full cost of the insurance premiums directly to the insurance provider to continue your existing health benefits until April 30, 2026 (“COBRA Payment”).

c.Waiver of Rights; Supplemental Release. By signing below, you acknowledge that you are receiving the severance benefits outlined in this section in consideration for waiving and releasing your right to bring claims against the Company and Releasees as defined in this Agreement and you agree that you will sign a subsequent release of claims on your Separation Date (attached as Attachment A and made a part of this Agreement) in exchange for the severance benefits described in this Agreement (the “Supplemental Release”). You acknowledge and agree that you would not otherwise be entitled to the severance benefits described in this Agreement without entering into this Agreement and the Supplemental Release.
5.Consulting Agreement. Provided you have not revoked your acceptance of this Agreement and you have not revoked your acceptance of the Supplemental Release, the Company will be obligated to enter into a Consulting Agreement with you in the form attached to this Agreement as Attachment B (the “Consulting Agreement”) on the terms and conditions set forth therein. You understand and agree that in the event that you revoke your acceptance of this Agreement or the Supplemental Release, the Consulting Agreement becomes null and void. During the Consultancy Period, as defined in the Consulting Agreement, you agree to provide advisory transition services to assist with the Company’s transition to a new CEO as described in the Consulting Agreement and for the compensation described therein from May 1, 2025 through June 30, 2025, subject to the earlier termination per the terms of the Consulting Agreement. For the avoidance of doubt, the Parties intend that your services to the Company pursuant to the Consulting Agreement will not exceed 20% of the average level of bona fide services you performed for the Company over the immediately preceding 36-month period and, as such, the Company intends that as of your Separation Date (whether it occurs on or before April 30, 2025) you will have a “separation from service” under Section 409A (as defined below).
6.Voluntary Resignation from Board. In exchange for the promises set forth in this Agreement, you agree to voluntarily resign from, and agree not to stand for re-election to, the Board of Directors of the Company (the “Board”) (including from any and all committees thereof) and permit the Company to deliver notice to the Board of such resignation, such that your term on the Board shall expire upon the earlier of June 30, 2025 or immediately prior to the Company’s 2025 annual meeting of stockholders.
7.Treatment of Equity Awards.
a.Confirmation of Awards. You agree that as of the Effective Date, all currently existing and outstanding stock options and other stock awards granted to you and/or to which you are entitled are as listed on Annex I to this Agreement (collectively, the “Equity Awards”). You acknowledge, represent, warrant and agree that (i) Annex I accurately lists all stock options, restricted stock units and other stock-based awards granted to you that are currently existing and outstanding, and which have not either expired or been fully exercised, (ii) there are no other stock options or stock-based awards that have been granted to you and which have not either expired or been fully exercised or settled, (iii) no other stock options, stock awards or stock-based compensation has been promised to you, and (iv) you are not entitled to any other stock options, stock awards, or other stock-based compensation other than as listed on

Annex I, nor shall you be entitled to any other stock options, stock awards, or stock-based compensation during the term of this Agreement or thereafter.
b.Accelerated Vesting. In accordance with the provisions of the Stock Option Plan and individual equity award agreements between the Company and you, the Parties agree that (i) any then-unvested stock options and restricted stock unit awards, which are unvested as of the Separation Date, shall become fully vested as of the Separation Date without further action of the Parties hereto; and (ii) the service-based vesting provisions of all of your performance-based stock unit awards shall accelerate and the performance-based vesting provisions of all of your performance-based stock unit awards shall remain eligible to vest in accordance with and subject to the terms contained in your performance-based stock unit awards.
c.Exercisability of Options. By signing this Agreement, the Parties agree that all Equity Awards which are stock options and that are vested (or vest) as of the Separation Date shall remain outstanding and exercisable by you following the Separation Date in accordance with the terms of such Equity Awards which are stock options.
d.Except as amended by this Agreement, the terms of the Equity Awards shall remain subject to the terms of the applicable equity plan and award agreement between you and the Company.
8.Return of Company Property. On or before the Separation Date, you acknowledge and agree you will return to the Company all property belonging to the Company or authored by or concerning the Company (other than your personal copies of your payroll and benefits records), including, but not limited to, computers, laptops, iPads, tablets and cell phones if issued by the Company to you or otherwise purchased (initially or through reimbursement of expenses to you) by the Company, as well as other electronic storage devices, source code, papers, manuals, records, drawings, documents, security cards, credit cards and any and all physical materials containing or summarizing any confidential information or company inventions in your possession. To the extent any confidential information in your possession may be stored on your personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, or other electronic storage devices, you agree to maintain the confidentiality of such information as set forth in the Confidentiality Agreement (defined herein).
9.Non-Disclosure of Confidential Information/Post-Employment Obligations. You hereby acknowledge that you continue to be bound by the attached Confidentiality, Non-Compete & Invention Ownership Agreement (the “Confidentiality Agreement”) (attached as Attachment C). Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any of your obligations pursuant to the Confidentiality Agreement that by the terms of the Confidentiality Agreement continues after the termination of your employment. Notwithstanding anything contained in this Agreement or the Confidentiality Agreement, you may disclose confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal

laws or regulations.   Nothing in this Agreement or the Confidentiality Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of confidential Information that are expressly allowed by 18 U.S.C. § 1833(b) or to restrain your exercise of protected rights, including without limitation your statutory rights under Section 7 of the National Labor Relations Act, federal securities laws such as the Dodd-Frank Act, the federal Speak Out Act, or similar state or local laws, to the extent applicable.
10.General Release and Waiver of Claims
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., the Equal Pay Act, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§1981-1988, the Occupational Safety and Health Act, the Family and Medical Leave Act (29 USC §2601, et seq.) the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, Arizona Civil Rights Act, Arizona Employment Protection Act, Arizona Equal Pay Act, Arizona Accrual of Earned Paid Sick Time, Arizona Wage Payment Law, Arizona Minimum Wage Act, Arizona Criminal Code, Ariz. Rev. Stat. Ann. §§ 13-101 - 13-5002, Arizona Occupational Safety and Health Law, Arizona Right to Work, and any other state laws and/or regulations relating to employment or employment discrimination (the “Release”).
b.There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. The Release does not extend to claims for unemployment or workers’ compensation benefits or waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

c.The Release does not waive any rights or claims that you might have arising after the date you sign this Agreement.
11.Acknowledgments, Waiver and Limited Release by the Company. The Company hereby acknowledges and represents, on behalf of itself and its Board, that as of the date you sign this Agreement, they (i) are not aware of any known claims against you; (ii) are not aware of any circumstances that would give rise to any claim against you; and (iii) have no intention of pursuing any known claim against you. Additionally, the Company, its owners, agents, officers, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns hereby release and waive any claims arising from the internal investigations that were initiated concerning any of your past reimbursable expenses and the hiring and employment of one of your family members. You hereby acknowledge and represent that, as of the date you sign this Agreement, you are not in possession of any written communication (i.e., e-mail) from any customer indicating that they are or will be cancelling any orders for 2025 that you have not advised the Board of in writing prior to the date you sign this Agreement.
12.Covenant Not to Sue
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.     Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.
13.Protected Rights. You understand that nothing in this Agreement prevents any Party from responding to or otherwise cooperating with any and all government authorities, including responding to any inquiry by any government authority, complying with the law or making any disclosure to satisfy reporting and/or disclosure laws, including, but not limited to, periodic reports to the Securities Exchange Commission. You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Further, this section does not apply to nor does it in any way restrict or impede you from exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities laws, including the Dodd-Frank Act. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
14.Non-Disparagement.
a.     You agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their business, products, services, intellectual property, financial standing, employment practices, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this section shall prohibit you from providing truthful information in response to a government inquiry, subpoena or other legal process. Nothing in this section prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
b.    The Company agrees it will, in writing, direct its directors and executive officers to not, directly or indirectly, disparage or make negative public remarks about you, whether in any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet. Notwithstanding the foregoing, nothing in this Agreement shall limit the Company’s ability to (a) disclose your name, position, and dates of employment in response to reference requests from potential future employers or (b) comply with any disclosure or reporting obligations, including, but not limited to providing truthful information in response to inquiries by governmental agencies, in public filings as required by law, or in any legal or administrative proceedings.
15.Non-Solicitation. You acknowledge and agree that you will not use Company’s proprietary and/or confidential information or trade secrets to solicit or interfere with the Company’s relationships with any of the Company’s clients or customers for the benefit of yourself or any third party following the Separation Date, or to solicit, recruit or induce any Company employee to leave their employment following the Separation Date.
16.Cooperation
a.After the Separation Date, you agree to make yourself reasonably available to the Company to respond to requests by the Company for information that may be within your knowledge pertaining to or relating to the Company and/or Company Releasees, including but not limited to, any information in furtherance of protection of the Company’s intellectual property and ownership of its inventions and enforcement thereof, as well as the execution of any necessary assignments. This includes providing any necessary passwords to Company devices or encrypted business communications, documents, or data. You will assist the

Company, in every way the Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. The Company will compensate you at a reasonable rate after the Separation Date for the time you actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in this section, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by you. You hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Intellectual Property Rights assigned to the Company under this Agreement. Moreover, you agree to cooperate fully with the Company in connection with any and all existing or future arbitration proceedings, actual or threatened litigation, charges, grievances, actions, appeals or investigations brought by or against the Company or any of the Company Releasees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation necessary. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will compensate you at a daily rate (in no less than half day increments) based on your current base salary for the Company as of the Separation Date. for the time you actually spend on any of such assistance and cooperation as set forth in this Section 16 and will reimburse you for all reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
b.After the Separation Date, without the prior written consent of the Board, you will not, directly or indirectly: (i) (A) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any meeting of the Company’s stockholders (“Stockholder Meeting”) at which the Company’s directors are to be elected; (B) knowingly initiate, encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (C) knowingly submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (D) knowingly initiate, encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (E) knowingly initiate, encourage, assist or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting; or (F) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Stockholder Meeting, whether or not such a

Stockholder Meeting is permitted by the Charter and the Bylaws of the Company; (ii) make any request for the Company’s stockholder list materials or other books and records; or (iii) (A) make any proposal with respect to or (B) make any statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (I) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (II) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (III) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (IV) any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, spin-off, recapitalization, financing, restructuring, or other transaction with a third party, or (V) amending or waiving any provision of the Company’s Restated Certificate of Incorporation (as amended and may be further amended) or the Company’s Amended and Restated By-Laws (as may be amended), or any actions that may impede or facilitate the acquisition of control of the Company by any person; provided, however, that nothing set forth in this Agreement, including but not limited to the restrictions set forth in this section, shall prevent you from (i) communicating privately with the Company’s directors or executive officers on any matter directly or indirectly relating to the Company, so long as such private communications would not reasonably be expected to trigger public disclosure obligations for the Company or (ii) communicating privately with stockholders of the Company or others when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement.
17.Arbitration. Except as prohibited by law, any legal dispute between you and the Company (or between you and any Releasees, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the your employment or termination of employment or this Agreement and the Supplemental Release (a "Dispute") will be resolved through binding arbitration in Maricopa County, Arizona, in accordance with the then current rules issued by the American Arbitration Association (“AAA”) for the resolution of employment disputes, which rules are available for review at www.adr.org/employment and incorporated herein by reference. Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the Law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. Nothing in this arbitration provision is intended to limit any right you may have to file a charge or claim with (or, to the extent not barred by the Release or Supplemental Release, to obtain relief from) the National Labor Relations Board, or other federal or state agencies. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis and hereby waive any right to bring class wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

18.Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other Party, in addition to any other relief to which the prevailing Party may be entitled.
19.Public Disclosure. The Company intends to file this Agreement and the Supplemental Release on a Current Report on Form 8-K within four business days of the date that the Company and you execute the Agreement. You agree that if you are asked for information concerning this Agreement, you will not deviate from the statement contained in the public press release to be issued by the Company, which press release is attached hereto as Attachment D. Any breach of this Section 19 shall be deemed a material breach of this Agreement.
20.No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on your part or on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
21.Breach. If you break any of the promises or agreements made in this Agreement or the Supplemental Release, or if any of your representations or statements in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in this Agreement until such time as an arbitrator has made a finding of such breach and the Company shall have the right to pursue all available remedies in arbitration, including the return of all severance payments which have been made up to that date except $100. For your part, should the Company break any of its promises or agreements made in this Agreement, you shall have the right to pursue all available remedies. All of the other terms of this Agreement will remain in full force and effect.
22.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
23.ADEA Waiver; Consideration Period; Revocation Period. You understand and have been advised that your general release of age claims is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA)”, unless the waiver is knowing and voluntary. You have been advised of these laws and have signed this Agreement with full knowledge of its consequences. You further understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document (the “Revocation Period”) by providing notice in writing to the Company, attn: William Mulligan, at the email address noted in the signature page below, and that the separation compensation to be provided to you pursuant to this Agreement will be provided only after you sign a Supplemental Release on the Separation Date and the expiration of the seven (7) day Revocation Period following the signing of the Supplemental Release, provided you do not revoke your acceptance of the Supplemental Release. You agree that any changes made to this Agreement or the Supplemental Release after they have been presented to you, whether material or immaterial, will not restart the twenty-one (21) day Consideration Period. You understand and agree that the Severance Benefits and Consulting Agreement described herein will become null and void should you exercise your right to revoke either this Agreement or the Supplemental Release.
24.Complete and Voluntary Agreement. This Agreement, together with its Attachments and exhibits hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
25.Modification; Counterparts; Electronic/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
26.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
27.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona.

[Signature Page Follows]

In order to bind the Parties to this Agreement, the Parties, or their duly authorized representatives have signed their names below.

UNIVERSAL ELECTRONICS, INC.            PAUL ARLING

/s/ William Mulligan                        /s/ Paul Arling
William Mulligan
Lead Independent Director
Email: mulligan.bill@outlook.com

Date: 3/19/2025                    Date: 3/19/2025

ANNEX I

EQUITY AWARDS

Stock Options

Cert. No.	Equity Plan	Grant Date	Exercise Price Per Share	Total Options Granted	Vested Options as of 6/30/2025	Unvested Options as of 6/30/2025	Original Expiration Date
00027	2018	2/13/2019	$27.0650	63,230	63,230	--	2/13/2026
00003	2018	2/12/2020	$46.1700	59,320	59,320	--	2/12/2027
00008	2018	2/11/2021	$59.4300	43,805	43,805	--	2/11/2028
00013	2018	2/10/2022	$34.5550	70,610	70,610	--	2/10/2029
00018	2018	2/9/2023	$24.7650	129,270	96,952	32,318	2/9/2030

Restricted Stock Units

Cert. No.	Equity Plan	Grant Date	Total RSUs Granted	Outstanding Unvested RSUs as of 6/30/2025
R0394	2018	2/9/2023	56,530	14,132
R0490	2018	2/7/2024	36,000	21,000

Performance-Based Restricted Stock Units

Cert. No.	Equity Plan	Grant Date	Total PSUs Granted	Outstanding Unvested PSUs as of 6/30/2025
P0002	2018	2/7/2024	36,000	36,000

ATTACHMENT A

SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release of Claims (“Supplemental Release”) is made by and between Paul Arling (“you”) and Universal Electronics, Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”), effective on the eighth day after you have executed this Supplemental Release, provided the revocation period set forth in Section 9 below has expired without revocation (the “Effective Date”). You must sign and return this Supplemental Release no earlier than May 1, 2025 and no later than May 9, 2025 to be eligible for the severance benefits described in the Transition Agreement and Release of Claims (the “Agreement”) that you signed on March 19, 2025.

Agreement
1.Final Pay/Benefits. You hereby acknowledge the Company has paid you for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation/PTO (if applicable) and any similar payments due to you from the Company through April 30, 2025. Any group health benefits you received through the Company will remain in place until April 30, 2025, subject to COBRA continuation. Except as set forth in this Agreement and this Supplemental Release, you acknowledge all other benefits of employment terminated on April 30, 2025.
2.General Release and Waiver of Claims.
a.The payments and promises set forth in the attached Agreement are in full satisfaction of all accrued salary, vacation pay, bonus, profit-sharing, stock, stock options or other ownership interest in the Company, severance benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., the Equal Pay Act, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§1981-1988, the Occupational Safety and Health Act, the Family and Medical Leave Act (29 USC §2601, et seq.) the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, Arizona Civil Rights Act, Arizona Employment Protection Act, Arizona Equal Pay Act, Arizona Accrual of Earned Paid Sick Time, Arizona

Wage Payment Law, Arizona Minimum Wage Act, Arizona Criminal Code, Ariz. Rev. Stat. Ann. §§ 13-101 - 13-5002, Arizona Occupational Safety and Health Law, Arizona Right to Work, and any other state laws and/or regulations relating to employment or employment discrimination (the “Release”).
b.There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. The Release herein is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee, including but not limited to claims for indemnity, or any claims for enforcement of this Supplemental Release. The Release does not extend to claims for unemployment or workers’ compensation benefits or waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.
c.The Release does not waive any rights or claims that you might have arising after the date you sign this Supplemental Release.
d.You acknowledge that your employment with the Company ceased on or before the date you signed this Supplemental Release.
3.Covenant Not to Sue
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Supplemental Release.
Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Supplemental Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
4.Protected Rights. You understand that nothing in this Agreement prevents any party from responding to or otherwise cooperating with any and all government authorities, including responding to any inquiry by any government authority, complying with the law or making any disclosure to satisfy reporting and/or disclosure laws, including, but not limited to, periodic reports to the Securities Exchange Commission. You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue Sections above, or otherwise in this Supplemental Release, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Supplemental Release does not limit your ability to communicate with any

Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Supplemental Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Further, this section does not apply to nor does it in any way restrict or impede you from exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities laws, including the Dodd-Frank Act. This Supplemental Release does not limit your right to receive an award for information provided to any Government Agencies.
5.Return of Company Property. You represent that you have returned to the Company all property belonging to the Company or authored by or concerning the Company (other than your personal copies of your payroll and benefits records), including, but not limited to, computers, laptops, iPads, tablets and cell phones if issued by the Company to you or otherwise purchased (initially or through reimbursement of expenses to you) by the company and other electronic storage devices, source code, papers, manuals, records, drawings, documents, security cards, credit cards and any and all physical materials containing or summarizing any confidential information or Company inventions in your possession. To the extent any confidential information in your possession may be stored on your personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, or other electronic storage devices, you agree to maintain the confidentiality of such information as set forth in the Confidentiality Agreement (Attachment C).
6.No Admission of Liability. This Supplemental Release is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
7.Breach. If you break any of the promises or agreements made in the Agreement or this Supplemental Release, or if any of your representations or statements in the Agreement or Supplemental Release are discovered to be untrue, the Company may stop providing the severance benefits described in Section 4 of the Agreement and you shall return to the Company all severance payments which have been made up to that date except $100. All of the other terms of this Agreement and the Supplemental Release will remain in full force and effect.
8.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
9.ADEA Waiver; Consideration Period; Revocation Period. You understand and have been advised that your general release of age claims under Section 4 is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA)”, unless the waiver is knowing and voluntary. You have been advised of these laws and have signed this Supplemental Release with full knowledge of its consequences. You further understand and acknowledge that you were provided at least twenty-one (21) days to consider this Supplemental Release (the “Consideration Period”) when it was presented to you with the Agreement. The offer set forth in the Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing the Agreement and this Supplemental Release. You understand you may revoke this Supplemental Release within seven (7) days of signing this document (the “Revocation Period”) by providing notice in writing to the Company, attn: William Mulligan, at the email address noted in the signature page below, and that the separation compensation to be provided to you pursuant to Section 4 of the Agreement will be provided only after the expiration of that seven (7) day Revocation Period. You agree that any changes made to this Supplemental Release after it has been presented to you, whether material or immaterial, will not restart the twenty-one (21) day Consideration Period. If you sign this Supplemental Release before the Separation Date, you understand that this Supplemental Release is null and void.
10.Complete and Voluntary Agreement. This Supplemental Release, together with the Agreement (including all attachments and exhibits), constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Supplemental Release, and you acknowledge that you have executed this Supplemental Release in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Supplemental Release voluntarily, free of any duress or coercion.
11.Modification; Counterparts; Electronic/PDF Signatures. It is expressly agreed that this Supplemental Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Supplemental Release, executed by authorized representatives of each of the parties to this Supplemental Release. This Supplemental Release may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
12.Governing Law. This Supplemental Release shall be governed by and construed in accordance with the laws of the state of Arizona.
[Signature Page Follows]

In order to bind the Parties to this Supplemental Release, the Parties, or their duly authorized representatives have signed their names below.

UNIVERSAL ELECTRONICS, INC.            PAUL ARLING

William Mulligan
Lead Independent Director
Email: mulligan.bill@outlook.com

Date:                     Date:

ATTACHMENT B

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Consulting Agreement”), is made and effective as of this day of May 1, 2025 (the “Effective Date”), by and between Paul Arling (hereinafter “Consultant”), and Universal Electronics, Inc. (the “Company”).
1.Statement of Work. Consultant will provide the services described in the Statement of Work attached as Exhibit A hereto as may be requested by the Company. Activities by Consultant that are not specified in this Consulting Agreement, whether or not of benefit to Company, will not be billed by Consultant and will not be paid by Company. Company shall have the right to approve in advance any Associate that Consultant desires to utilize in the performance of services for Company. For the avoidance of doubt, the parties intend that Consultant’s services to the Company pursuant to this Consulting Agreement will not exceed 20% of the average level of bona fide services that Consultant performed for the Company as an employee of the Company over the 36-month period immediately preceding the Effective Date.

2.Term. The term of this Consulting Agreement shall commence on the Effective Date set forth above and shall expire on June 30, 2025, unless earlier terminated pursuant to the terms of this Consulting Agreement (the “Consultancy Period”).

3.Payment. In consideration of the Consultant’s performance of these services, the Company agrees to pay the Consultant no later than ten (10) business days after the end of each month of the Consultancy Period a payment of $70,000.00 (i.e., a total of $140,000.00 for the Consultancy Period). For purposes of this Consulting Agreement, the Consultant shall be considered an independent contractor and thus each payment shall be made without any standard deductions for employees. At the end of the Consultancy Period, the Company shall issue a Form 1099 for the payments made to Consultant who shall be responsible for any and all taxes associated with said payments.

4.Reimbursement for Expenses. All expenses incurred by Consultant in connection with providing services under this Consulting Agreement, shall be the sole responsibility of Consultant, unless otherwise preapproved in writing by the Company. If the Company requires Consultant to travel on Company business, the Company shall reimburse Consultant for reasonable and necessary expenses incurred.

5.Designated Facility/Location. Consultant generally will perform services remotely from his home. Consultant will not come into the offices of the Company unless the Company requests Consultant’s presence and he agrees to be present.

6.Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material originated or prepared by Company or about the Company and delivered to Consultant for use in the performance of the services hereunder (the “Company Materials”) shall remain the exclusive property of Company, and

Consultant shall acquire no right, title or interest in and to any such Company Materials. Consultant shall not disclose such Company Materials to third parties without the prior written consent of Company and shall return all copies of Company Materials to Company promptly upon completion of the services or upon Company’s prior request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer programs, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice while performing services under this Consulting Agreement (collectively, the “Work Product”) shall be the sole property of Company. Consultant hereby agrees to assign, and does hereby assign, to Company all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”). During and after the term of this Consulting Agreement, Consultant shall, upon Company’s request, execute additional documentation confirming Company’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of Company to sign such documents on Consultant’s behalf.

To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are incorporated in any Deliverable Materials or Work Product produced in rendering services under this Consulting Agreement, Consultant hereby grants Company a royalty-free, irrevocable, world-wide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

The Company shall indemnify Consultant and hold him harmless from and all claims, damages, losses and expenses, including reasonable attorney’s fees, arising out or resulting from any action by a third party against him that is based on any claims that any Deliverable Materials provided under this Consulting Agreement infringe a patent, a copyright or any other proprietary right or violate a trade secret of any person or entity.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Deliverable Materials or Work Product shall rest exclusively with Company.

7.    Confidentiality. As used in this Consulting Agreement, the term “Confidential Information” refers to any and all information relating to Company that Consultant acquires as a direct or indirect result of Consultant’s activities under this Consulting Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertaining to Company’s software and hardware systems, inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, know-how, improvements, discoveries, developments, designs, techniques and any other information concerning Company which it deems confidential or proprietary. Consultant agrees that such Confidential Information shall not be revealed by Consultant or its Associates to anyone outside Company without the prior written consent of Company, and such Confidential Information shall be used by Consultant and its Associates only in performing Consultant’s obligations hereunder. All such information shall remain Company’s property, and that all copies of the same on computer disc or in written, graphic or tangible form shall be returned to Company upon completion of each project. All Associates obtained or provided by Consultant in connection with performing the services hereunder shall execute and deliver to Company confidentiality agreements acceptable to Company. Nothing in this Consulting Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that: (a) was known to Consultant prior to the date such information was disclosed to Consultant under this Consulting Agreement free of any obligation to keep it confidential; (b) is distributed by Company to third parties without any restrictions as to confidentiality; (c) is or becomes publicly available, other than by unauthorized disclosure by Consultant; or (d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality.

Consultant understands and agrees that the obligations described in this section shall survive the termination or expiration of this Consulting Agreement.

8.    Service Warranties. Consultant warrants and represents to Company that all services provided under this Consulting Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

9.    Independent Contractor. This Consulting Agreement does not establish an employer-employee relationship with Company. Consultant is for all purposes an independent contractor. Consultant, Consultant’s employees, or any other persons engaged by Consultant to perform any of the services described herein (collectively, “Associates”), will not be entitled to any benefits available to Company employees including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant is solely responsible for providing Workers’ compensation coverage, and all other legally required benefits, to any persons performing services for Consultant who are entitled to the same under applicable state or federal law. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

10.    Insurance. Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all of Consultant’s employees, representatives, and agents. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including workers’ compensation.

11.    Restrictions on Promotion and Solicitation. Consultant agrees that Consultant will not use Company’s name in any promotion or advertising of Consultant’s services without Company’s written permission. Consultant agrees that Consultant will not use the performance of services under this Consulting Agreement, Consultant’s affiliation with Company or any Company facilities, systems, sites, information or contacts for marketing or promotion of Consultant or Consultants services or for the direct solicitation of business without Company’s written permission.

12.    Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of Company’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, and Consultant (including any required business license) and shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

13.    Consultant’s Other Agreements and Conflicts of Interest. Consultant represents that performance under this Consulting Agreement does not and will not breach any agreement the Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Consulting Agreement. During the term of this Consulting Agreement Consultant will not inter into any contracts with or do business with any person, firm or company which would conflict with or impair Consultant’s performances of the services contemplated by this Consulting Agreement.

14.    Assignment. This Consulting Agreement may not be assigned in whole or in part by Consultant without the express written consent of Company.

15.    Entire Agreement. This Consulting Agreement and its Exhibit A, together with the Transition Agreement and Release of Claims dated March 19, 2025 by and between Consultant and the Company (the “Transition Agreement”) and the Supplemental Release of Claims by and between the Consultant and the Company delivered pursuant to the terms of the Transition Agreement (the “Supplemental Release”) sets forth the entire understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

16.    Waiver. No provision of this Consulting Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

17.    Successors and Assigns. This Consulting Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

18.    Choice of Law. This Consulting Agreement is governed by and construed in accordance with the laws of the State of Arizona for contracts entered into in Arizona between Arizona residents.

19.    Arbitration. Any dispute or claim relating to or arising out of this Consulting Agreement shall be resolved informally through direct discussions. If the dispute or claim cannot be resolved through such discussions, the matter shall be resolved by final binding arbitration in Maricopa County, Arizona, USA in accordance with the then current rules issued by the American Arbitration Association (“AAA”) for the resolution of commercial disputes, which rules are available for review at www.adr.org/commercial and incorporated herein by reference. Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. Nothing in this arbitration provision is intended to limit any right you may have to file a charge or claim with (or, to the extent not barred by the Release, to obtain relief from) the National Labor Relations Board, or other federal or state agencies. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis and hereby waive any right to bring class wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

20.    Attorneys’ Fees. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Consulting Agreement or arising out of the subject matter of this Consulting Agreement, the prevailing party shall be entitled to recover reasonable expenses, attorneys’ fees and costs.

21.    Termination. In the absence of a breach, either party may terminate this Consulting Agreement upon 30 days written notice. Upon notice of termination by the Company, Consultant shall cease rendering all services except those which Company and Consultant mutually agree in writing should be performed to ensure an orderly winding down of the services by Consultant and transition to Company or another vendor selected by Company. If the Company terminates this Consulting Agreement for any reason other than as a result of a breach by Consultant of the terms of this Consulting Agreement, the Transition Agreement or the Supplemental Release (or if Consultant does not execute the Supplemental Release or revokes the Supplemental Release prior to the expiration of the revocation period set forth in Section 9 of the Supplemental Release), the Company will continue to pay Consultant in accordance with the payment schedule set forth in paragraph 3 above through June 30, 2025. If Consultant terminates this Consulting Agreement for any reason other than as a result of a breach by the Company of the terms of this Consulting Agreement, the Transition Agreement or the Supplemental Release (or if Consultant does not execute the Supplemental Release or revokes the Supplemental Release prior to the expiration of the revocation period set forth in Section 9 of the Supplemental Release), the Company shall no longer be required to make and shall stop any remaining payments to Consultant; provided, however, Consultant shall be entitled to the payment of fees through the date of termination in accordance with the payment schedule set forth in paragraph 3 above. SUCH PAYMENT SHALL CONSTITUTE A FULL AND FINAL SETTLEMENT

AND CONSULTANT’S EXCLUSIVE REMEDY FOR ALL AMOUNTS CLAIMED DUE BY CONSULTANT FOR RENDERING SERVICES HEREUNDER OR FOR ANY CLAIMS FOR LOST PROFITS OR OTHER DAMAGES ON ACCOUNT OF SUCH TERMINATION.

    22.     Limited Liability for Breach. Except for the Company’s obligation to indemnify Consultant as set for the herein, in the event of a breach of this Consulting Agreement by the Company, the Consultant may terminate this Consulting Agreement without advanced notice and recover the full payments that may otherwise have been due but for the Company’s breach. In the event of a breach of this Consulting Agreement by the Consultant, the Company may terminate this Consulting Agreement without advance notice and, as full compensation for any actual damages incurred as a result of the breach, it shall have the right to stop payment and seek to recover any payment(s) previously made to Consultant. For the avoidance of doubt, neither party shall be liable to the other for any consequential damages.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representatives on the day and year first above written.
UNIVERSAL ELECTRONICS, INC.

    By: ______________________________
    Name:
    Title:

CONSULTANT
    ___________________________________
    Paul Arling

EXHIBIT A
STATEMENT OF WORK
oConsultant shall assist in transition of new CEO, including working with current management team to assist the transition for the CEO.
oConsultant shall assist the Company’s new CEO with transition of customer relationships and, if requested, assist with strategic discussions about same.

ATTACHMENT C

CONFIDENTIALITY, NON-COMPETE, & INVENTION OWNERSHIP AGREEMENT

Confidentiality:

In connection with your employment with Universal Electronics Inc. (referred to hereinafter as the "Corporation"), you will receive confidential information concerning the Corporation which is not generally available to the public and which is, therefore, considered to be proprietary information (referred to hereinafter as "information").

You hereby agree that, both during your employment and subsequent to your employment with the Corporation, all such information will be maintained in confidence; except as otherwise required by law, regulation or judicial proceeding, will not be disclosed to any third parties without prior written consent of the Corporation; and will not be used except for the purpose of performing your duties as an employee of the Corporation. You hereby agree that all such information in tangible form will upon request be returned to us.

Non-Compete:

By accepting employment with the Corporation, you hereby agree that, both during and for a period of two years subsequent to your employment with the Corporation, you will neither directly participate nor indirectly be involved in any manner in any business which competes with any aspect of the Corporation's business.

Ownership of Inventions:

By accepting employment with the Corporation, you hereby agree that all discoveries, designs, devices, and concepts developed by you in the course of and during your employment with the Corporation shall be the property of the Corporation.

Compensation & Injunctive Relief:

You hereby agree that the compensation you receive as an employee of the Corporation is full and adequate compensation for your discoveries, developments, devices and concepts. You hereby agree that the compensation you receive as an employee of the Corporation is full and adequate compensation for your agreement not to compete with the Corporation for two years subsequent to your employment with the Corporation. You further agree that the promises in this Agreement are reasonably necessary to protect the goodwill, trade secrets and other business interests of the Corporation and that they will cause you no undue hardship. You also agree that any breach of the promises contained in this Agreement would cause the Corporation irreparable harm with respect to which injunctive relief would be necessary.

You hereby agree that the Corporation may immediately, without posting bond, seek injunctive relief and obtain a cease and desist order with respect to any actions on your part which are not in accordance with this agreement. You hereby waive any rights you may have to require the Corporation to post a bond in order to obtain injunctive relief and/or temporary or permanent restraining order necessary to stop any action on your part which is not in accordance with this agreement.

Agreed To By: PAUL ARLING

Signature: Paul Arling Date: 5/16/96

Witness By: Kim Herold
(Print Name)

Signature Kim Herold Date: 5/16/96

ATTACHMENT D
PRESS RELEASE

Universal Electronics Inc. Announces CEO Paul Arling to Retire
Confirms Prior Guidance

SCOTTSDALE, AZ, March X, 2025—Universal Electronics Inc. (UEI) (NASDAQ: UEIC), the global leader in wireless universal control solutions for home entertainment and smart home devices, announced that Paul Arling will retire as Chief Executive Officer on April 30, 2025. Arling will serve as a consultant until June 30, 2025 and will remain on the board through his term, which will end at the 2025 Annual Meeting of Shareholders. The company is conducting an extensive executive search and actively interviewing both internal and external candidates.
Lead Independent Director of the Board of Universal Electronics Bill Mulligan stated, “We thank Paul for his leadership, innovation and passion for nearly three decades. During that time, he elevated UEI from manufacturing basic TV/set-top box remotes to becoming the global wireless device control leader. With over 150 patents issued and pending himself, Paul fostered a creative environment that yielded breakthrough technology. Those breakthroughs combined with a dedication to customer service cultivated numerous relationships with industry leaders. Today, UEI is the market leader for wireless control in home entertainment and is gaining traction in the Connected Home.”

Arling added, “I am proud of UEI, of our employees, of our customer service and of our industry leading solutions. I look forward to our strong executive team continuing our transition into new markets and helping to position UEI to become even stronger.”

The Company also confirmed its previously issued financial guidance for the first quarter ended March 31, 2025, which was set forth in its earnings announcement press release on February 20, 2025.

About Universal Electronics
Universal Electronics Inc. (NASDAQ: UEIC) is the global leader in universal wireless control solutions for the home.  The company brings to life millions of innovative control products each year that focus on a user-centric approach to designing and creating solutions and applications that simplify user interaction with highly complex technologies in the home and removing interoperability challenges as a roadblock for user adoption, with a privacy first and secure by design approach to today’s smart devices.  For more information, visit www.uei.com.
Contacts
UEI: Bryan Hackworth, CFO, UEI, investors@uei.com 480-530-3000
Investors: Kirsten Chapman, Alliance Advisors, ueiinvestor@allianceadvisors.com, 415-433-3777

Forward-looking Statements

This press release and accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including the Company’s confirmation of previously issued financial guidance and the anticipated financial results contained within that guidance; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our annual report on Form 10-K for the year ended December 31, 2024 and the periodic reports filed and furnished since then.

Risks that could affect forward-looking statements in this press release include: our continued ability to timely develop and deliver innovative control solutions and technologies that are accepted by our customers, both near- and long-term; our ability to attract new customers and to successfully capture sales in all markets we serve, including in the climate control and connected home markets as anticipated by management; our ability to continue optimizing our manufacturing footprint and realize the lower concentration risks as expected by management; our ability to maintain our market share in the traditional subscription broadcast market; our ability to manage through the worldwide inflationary pressures and macroeconomic conditions; our ability to continue to manage our business, inventories and cash flows to achieve our net sales, margins and earnings through financial discipline, operational efficiency, product line management, liquidity requirements, capital expenditures and other investment spending expectations; our continued ability to successfully enforce our patented technology, including with respect to our litigation against Roku; our continued ability to strategically enhance, expand, and monetize our IP portfolios; the continued fluctuation in our market capitalization; the use of artificial intelligence applications which could result in cybersecurity incidents that implicate the personal data of end users or other unintended ethical, reputational, competitive harm or legal liability; the direct and indirect impact we may experience with respect to our business and financial results and management’s ability to anticipate and mitigate the impact stemming from the continued economic uncertainty affecting consumers’ confidence and spending, natural disasters or other events beyond our control, public health crises (including an outbreak of infectious disease), governmental actions, including the changes in or enhanced use of laws, regulations and policies may have on our business including the impact of decreased governmental incentive programs worldwide or of enhanced or expanded trade regulations, including the expanded use of tariffs, pertaining to importation of our products, the effects of political unrest, war, terrorist activities, or other hostilities; the effects and uncertainties and other factors more fully described in our reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Further, any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of March 19, 2025, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.